Exhibit 99.3

Oragenics, Inc. Expands Distribution of EvoraPlus® and EvoraKids™ Oral Care

Probiotics Across Southeastern United States With Harris Teeter Stores

For Immediate Release

Tampa, FL (September 10, 2010) – Florida-based biopharmaceutical company Oragenics, Inc. (OTCBB: ORNI www.oragenics.com) has announced the continued retail expansion of its oral care probiotics EvoraPlus® (www.evoraplus.com) and EvoraKids™ with an initial order from Harris Teeter. It is anticipated that the products will be available at Harris Teeter stores in September 2010.

“We’re pleased that EvoraPlus® and EvoraKids™ were chosen by Harris Teeter, an innovative, pioneering supermarket,” said Gerry David, Executive Vice President, Sales and Marketing for Oragenics. “We are looking forward to the expanded distribution of our oral care probiotics across the southeastern portion of the United States.”

ProBiora3® , the active ingredient in Oragenics’ probiotic products, naturally supports gum and tooth health while freshening breath and whitening teeth. ProBiora3® technology was developed by Oragenics’ Chief Scientific Officer, Dr. Jeffrey Hillman, D.M.D., Ph.D., during more than 25 years of research, which began at the Harvard-affiliated Forsyth Institute in Boston and continued at the University of Florida. This technology has only recently become available to the general public. ProBiora3® contains three strains of beneficial bacteria that help maintain a healthy microbial balance in the mouth. It is 100% natural and is made in the USA in an FDA-registered and GMP-certified facility.

About Oragenics, Inc.

Oragenics is a biopharmaceutical company focused primarily on oral health products and novel antibiotics. Within oral health, Oragenics is developing its pharmaceutical product candidate, SMaRT Replacement Therapy, and also commercializing its oral probiotic product, ProBiora3. Within antibiotics, Oragenics is developing a pharmaceutical candidate, MU1140-S and intends to use its patented, novel organic chemistry platform to create additional antibiotics for therapeutic use.

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Oragenics/HARRIS TEETER

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About Harris Teeter

Harris Teeter, Inc., a wholly owned subsidiary of Ruddick Corporation, is a food market chain that operates in the eight-state area of North Carolina, South Carolina, Virginia, Georgia, Tennessee, Florida, Maryland and Delaware. As of February 2010, the chain operates 196 stores in the Southern U.S. Supermarket News ranked Harris Teeter No. 34 in the 2010 “Top 75 North American Food Retailers” based on 2009 fiscal year sales of $2.92 billion. Harris Teeter is the 93rd largest retailer in the United States.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

MEDIA CONTACT: For more information about EvoraPlus, visit www.evoraplus.com. To schedule an interview with Dr. Hillman, contact Jennifer Zimmons at (212) 317-1400 / jzimmons@cooperglobalcommunications.com

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